EXHIBIT 5.1

[Bryan Cave LLP Letterhead]

May 5, 2005

Bakers Footwear Group, Inc.
2815 Scott Avenue
St. Louis, MO 63103

Ladies and Gentlemen:

We have acted as special counsel to Bakers Footwear Group, Inc., a Missouri corporation (the “Company”), in connection with the Registration Statement on Form S-3 (No. 333-      , the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of: (1) 1,000,000 shares (the “Shares”) of common stock of the Company, par value $0.0001 per share (the “Common Stock”) issued by the Company on April 8, 2005 in connection with a private placement transaction (the “Private Placement”); (2) shares of Common Stock underlying warrants (the “Investor Warrants”) to purchase up to 250,000 shares of Common Stock (the “Investor Warrant Shares”, and together with the Placement Agent Warrant Shares and Representatives’ Warrant Shares (defined below), the “Warrant Shares”) issued in connection with the Private Placement; (3) shares of Common Stock underlying warrants (the “Placement Agent Warrants”) to purchase up to 125,000 shares of Common Stock (the “Placement Agent Warrant Shares”) issued by the Company in connection with the Private Placement; and (4) shares of Common Stock underlying warrants (the “Representatives’ Warrants”) to purchase up to 216,000 shares of Common Stock issued by the Company in connection with its February 2004 initial public offering (the “Representatives’ Warrant Shares”, and together with the Shares, the Investor Warrant Shares and the Placement Agent Warrant Shares, the “Securities”) pursuant to the Purchase Agreement (defined below), Registration Rights Agreement (defined below) and the Warrant Agreement (defined below), as applicable. All capitalized terms which are defined in the Purchase Agreement shall have the same meanings when used herein, unless otherwise specified.

In connection herewith, we have examined:

(1)	the Registration Statement;

(2)	the Purchase Agreement, dated March 31, 2005 (the “Purchase Agreement”), by and among the Company and the Investors set forth on Schedule I attached thereto, the form of which is attached to the Registration Statement as Exhibit 4.10;

(3)	the Registration Rights Agreement, dated April 8, 2005, by and among the Company, the Investors named therein and Ryan Beck & Co., Inc. (the “Placement Agent”), the form of which is attached to the Registration Statement as Exhibit 4.11;

Bakers Footwear Group, Inc.
May 5, 2005

(4)	the Representatives’ Warrant Agreement, dated February 10, 2004 (the “Warrant Agreement”), among the Company and the Representatives, as defined therein, the form of which is attached to the Registration Statement as Exhibit 4.3;

(5)	the form of Representatives’ Warrant, which is attached to the Registration Statement as Exhibit 4.7;

(6)	the form of Investor Warrant, which is attached to the Registration Statement as Exhibit 4.12; and

(7)	the form of Placement Agent Warrant, which is attached to the Registration Statement as Exhibit 4.13 (together with the Representatives’ Warrants and the Investor Warrants, the “Warrants”) (collectively the “Transaction Documents”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Restated Articles of Incorporation of the Company and the Restated Bylaws of the Company and such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the Transaction Documents and the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Transaction Documents and certificates and statements of appropriate representatives of the Company.

In connection herewith, we have assumed that, other than with respect to the Company, all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver, and perform such documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

      1. The Shares have been validly issued and are fully paid and nonassessable.

Bakers Footwear Group, Inc.
May 5, 2005

      2. Upon issuance and delivery of the Warrant Shares in accordance with the terms of the respective Warrants, and receipt by the Company of all consideration therefor in accordance with the terms of such Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

Our opinions herein reflect only the application of applicable Missouri State law and the Federal laws of the United States of America. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

This opinion letter is being delivered by us solely for your benefit in connection with the filing of the Registration Statement with the Commission. We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus filed as a part thereof. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Securities. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave LLP